Exhibit 10.10

Execution Version 30 September 2021

SIDE LETTER

RELATING TO PATENT ASSIGNMENT AND LICENSING AGREEMENT

(“Side Letter”)

This Side Letter, effective as of its date of last signature, relates to the Patent Assignment and Licensing Agreement by and between Boehringer Ingelheim International GmbH (“BII”) and Oncoheroes Biosciences Inc. (“Oncoheroes”), dated August 1, 2019, as amended by Amendment nr. 1 effective on April 5, 2020 (the “Agreement”).

This Side Letter is made between:

Boehringer Ingelheim International GmbH, a German limited liability company, with offices at Binger Strasse 173, 55216 Ingelheim am Rhein, Germany, hereinafter referred to as “BII”;

and

Oncoheroes Biosciences Inc, a corporation organized under the laws of the State of Delaware, with offices at 62 Cypress Street, #5, Brookline, MA 02445, United States of America, hereinafter referred to as “Oncoheroes”;

and

Notable Labs, Inc., corporation organized under the laws of the State of Delaware, with offices at 320 Hatch Drive, Foster City, CA 94404, hereinafter referred to as “Notable”.

Hereafter individually referred to as “Party” and together referred to as “Parties”.

WHEREAS Oncoheroes entered into the Agreement with BII on 1 August 2019 to acquire the Assigned Patents and an exclusive, worldwide, royalty-bearing license to the Licensed Know-How to Develop, Manufacture and Commercialize Products in the Field in the Territory.

WHEREAS Oncoheroes is focusing its efforts to Develop, Manufacture and Commercialize Products in the Field in the Territory on pediatric cancer indications, and therefore intends to license its rights in the Assigned Patents, and sublicense its rights in the Licensed Know-How, to Develop, Manufacture and Commercialize Products in the Field in the Territory in certain cancer indications to Notable.

WHEREAS Notable wishes to obtain the option, under the conditions and in the situations as set out in this Side Letter, to assume the rights and obligations of Oncoheroes under the Agreement as direct assignee and licensee of BII.

WHEREAS Notable is aware of the terms of the Agreement, of which it has received a copy.

NOW THEREFORE, the Parties hereby agree as follows:

Article 1. Capitalised terms.

Capitalised terms not otherwise defined in this Side Letter shall have the meaning as set out in the Agreement.

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Article 2. Option to assume rights and obligations of Oncoheroes as licensee of BII in case of termination of the Agreement.

Parties agree that in case of an early termination of the Agreement, for any reason other than (i) due to any (direct or indirect) actions or omissions of Notable; and (ii) the termination of the Agreement by Oncoheroes for breach of BII pursuant to Clause 13.1.2.1 and as referred to in Clause 13.2.3 of the Agreement, Notable will have the option to replace Oncoheroes as a party to the Agreement with BII and assume all rights and obligations of Oncoheroes as from the termination date of the Agreement (the ‘Assignment Date’), subject to the provisions below.

Notable may lift this option in writing to BII and Oncoheroes, within twenty (20) Business Days after being informed by BII in writing of the (intended) termination of the Agreement. In case Notable lifts the option after the termination of the Agreement becoming effective, the Assignment Date will apply retroactively at the date of termination of the Agreement.

Article 3. Rights and obligations of Notable.

In case the option is lifted pursuant to Article 2 and as of the Assignment Date, Notable will replace Oncoheroes as a party to the Agreement and (subject to Article 4 below), and assume all of Oncoheroes’ rights and obligations under the Agreement, subject to the provisions below.

BII acknowledges that Notable’s primary focus is to Develop, Manufacture and Commercialize Products in the Field in the Territory in adult cancer indications. Therefore, in case Notable would lift the option as set out in Article 2, Notable and BII agree that, notwithstanding anything to the contrary in Clause 4.2 or Clause 4.4, pursuant to Clause 5.1 of the Agreement Notable is only obliged to exercise Commercially Reasonable Efforts to Develop at least one Product in the United States of America and the Major Markets in adult cancer indications.

The Parties agree that as of the Assignment Date (in case the option is lifted pursuant to Article 2), Notable will assume Oncoheroes’ responsibility, as referred to in Clause 4.5 of the Agreement and the specifics of which have been agreed between BII and Oncoheroes afterwards, for the continued supply of the Compound for patients originating from (closed) BII sponsored trials through individual named patient treatment. Oncoheroes and Notable agree this continued supply obligation is transferred from Oncoheroes and Notable as of the Assignment Date, and both Parties will ensure that such transfer is implemented promptly following the Assignment Date. Notable is aware of these specifics as it has received the relevant underlying documentation.

Article 4. Rights and obligations of Oncoheroes

As of the Assignment Date, and subject to the remainder of this Article 4, Oncoheroes will transfer all its rights and obligations under the Agreement to Notable, including all rights in the Assigned Patents. Regardless of whether the option is lifted pursuant to Clause 2, the Assigned Patents shall further include U.S. Pat. Nos. 9,358,233, and US 9,956,225which BII shall, within 30 days of execution of a definitive license agreement between Oncoheroes and Notable, assign to Oncoheroes. As of the Assignment Date (Clause 13.2.2(I) of the Agreement notwithstanding), Oncoheroes shall execute all assignments necessary to effectuate transfer of ownership of all Assigned Patents to Notable.

Oncoheroes shall remain solely liable and responsible towards BII for any possible obligations, including payment and indemnification obligations accrued or originating prior to the Assignment Date.

Oncoheroes hereby waives its right to distribute and sell its existing inventory pursuant to Clause 13.2.2 (III) of the Agreement. Any existing inventory shall be transferred to Notable for a consideration to be agreed upon between Oncoheroes and Notable.

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With respect to Regulatory Milestone Payments, Oncoheroes will also remain solely liable towards BII for the agreed payments to BII for any and all Milestones reached prior to the assignment date.

With respect to any Royalties for any Net Sales made by Oncoheroes prior to the Assignment Date, Oncoheroes will calculate the Royalties due for Net Sales up until the Assignment Date and will transfer such end-report to BII for approval. Oncoheroes will be solely liable towards BII for the full payment of these Royalties due for Net Sales up until the Assignment Date.

Article 5: Term

This Side Letter shall remain in effect for the duration of the Agreement. All rights and obligations in this Side Letter which are intended to survive the termination of the Agreement shall so survive.

Article 6: Governing Law and competent courts

All disputes arising out of this Side Letter shall be exclusively governed, interpreted and enforced in accordance with the laws of Germany, without regard to its conflict of law rules.

Exclusive jurisdiction for any dispute shall lie with the competent courts in Dusseldorf, Germany.

Article 7: Severability

If any provision of this Side Letter is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent to the maximum extent permitted under applicable laws, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Side Letter shall not affect the validity or enforceability of any other provision of this Side Letter. Nor shall the invalidity or unenforceability of such provision in any other country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.

Article 8: E-signature

The Parties agree to execute this Side Letter by way of an electronic signature and agree this shall constitute a valid and enforceable agreement between the Parties. This Side Letter is made in an electronic version (using DocuSign) which shall be electronically signed by an authorized representative of each Party.

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Boehringer Ingelheim International GmbH

	ppa.	i.V.

Signature:	/s/ Dorothee Schwall-Rudolph	/s/ Dr. Angelika Bonin-Debs

Name:	Dorothee Schwall-Rudolph	Dr. Angelika Bonin-Debs

Title:	(Authorized Signatory)	(Authorized Signatory)

Date:	30 September 2021

Oncoheroes Inc.

Signature:	/s/ Ricardo Garcia

Name:	Garcia, Ricardo

Title:

Date:

Stamp (if applicable)

Notable Labs, Inc.

Signature:	/s/ Thomas Bock

Name :	Thomas Bock

Title:	Chief Executive Officer

Date

Stamp (if applicable)

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